Exhibit 10.1

AMENDMENT NUMBER ONE
TO THE EMPLOYEE MATTERS AGREEMENT

This Amendment Number One to the Employee Matters Agreement (“Amendment Number One”) effective as of April 13, 2016 (the “Amendment Number One Effective Date”) is by and between IAC/InterActiveCorp, a Delaware corporation (“IAC”), and Match Group, Inc., a Delaware corporation (“Match”).

INTRODUCTION

IAC and Match entered into the Employee Matters Agreement, dated as of November 24, 2015 (the “Employee Matters Agreement”), pursuant to which IAC and Match have agreed to allocate between them assets, liabilities and responsibilities with respect to certain employee compensation, pension and benefit plans, programs and arrangements and certain employment matters. The Employee Matters Agreement, as amended, and this Amendment Number One shall be collectively referred to as the “Agreement”. Capitalized terms used in this Amendment Number One but not defined herein shall have the definitions ascribed to them in the Employee Matters Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby amend the Employee Matters Agreement as follows:

1.	Payroll Taxes and Reporting of Compensation. Section 4.6 of the Employee Matters Agreement is hereby amended and restated as follows:
4.6 Payroll Taxes and Reporting of Compensation. IAC and Match shall, and shall cause the other IAC Entities and the other Match Entities to, respectively, take such action as may be reasonably necessary or appropriate in order to minimize Liabilities related to payroll taxes after the Effective Time. Except as otherwise provided in Section 5.5, IAC and Match shall, and shall cause the other IAC Entities and the other Match Entities to, respectively, each bear its responsibility for payroll tax obligations and for the proper reporting to the appropriate governmental authorities of compensation earned by their respective employees after the Effective Time, including compensation related to the exercise of Options.

2.	Certain Equity Award Matters. Section 5.5 of the Employee Matters Agreement is hereby amended and restated as follows:
5.5 Certain Equity Award Matters.

(a) Notwithstanding anything to the contrary contained in Section 4.6, Match shall reimburse IAC for the cost of any IAC RSUs or IAC Options held by Match Employees or Former Match Employees that vest (in the case of IAC RSUs) or are exercised (in the case of IAC Options) on or after the Effective Time with such cost equal to the taxable income that arises from the applicable vesting or exercise event, net of withholding taxes (the cost for which Match shall be solely responsible) or (ii) if mutually agreed by the parties, the taxable income that arises from the applicable vesting or exercise event without any offset of withholding taxes (the cost for which IAC will be responsible) (the amount under clause (i) or (ii), the “IAC Award Cost”). No later than five Business Days following invoice therefor, Match shall pay to IAC the IAC Award Cost in, at IAC’s election, either cash or in shares of Match Common Stock having a value equal to the IAC Award Cost, based on the closing price of Match Common Stock on the applicable vesting or exercise date; provided, however, that following such time as IAC ceases to own shares representing a majority of the combined voting power of the outstanding Match Capital Stock, Match shall make such payment in cash. Match shall be entitled to any compensation deduction corresponding to the IAC Award Cost.

(b) With respect to any equity awards of Tinder, OkCupid or The Princeton Review (the “Subsidiary Equity Awards”) that are granted pursuant to plans outstanding as of the Effective Time and that are settled prior to such time as IAC ceases to own shares representing a majority of the combined voting power of the outstanding Match Capital Stock, IAC may require those awards to be settled in either shares of IAC Common Stock or in shares of Match Common Stock. Notwithstanding anything to the contrary contained in Section 4.6, to the extent that IAC elects to settle the Subsidiary Equity Awards in shares of IAC Common Stock, Match will reimburse IAC in an amount equal to either (i) the taxable income that arises from the settlement of the Subsidiary Equity Awards, net of withholding taxes (the cost for which Match shall be solely responsible) or (ii) if mutually agreed by the parties, the taxable income that arises from the settlement of the Subsidiary Equity Awards without any offset of withholding taxes (the cost for which IAC will be responsible) (the amount under clause (i) or (ii), the “Subsidiary Award Cost”) by issuing to IAC additional shares of Match Common Stock having a value equal to the Subsidiary Award Cost, based on the closing price of Match Common Stock on the date of settlement. Match shall be entitled to any compensation deduction corresponding to the Subsidiary Award Cost.
(c) The Compensation Committee of the IAC Board of Directors will have the exclusive authority to determine the treatment of outstanding IAC equity awards in the event of a subsequent spinoff of IAC’s retained interest in Match and Match agrees to assume any equity awards denominated in shares of IAC Common Stock that are converted into equity awards denominated in shares of Match Common Stock in connection with any such spinoff.

3.
Miscellaneous. This Amendment Number One, together with the Employee Matters Agreement, constitutes the sole and complete understanding of the parties with respect to its subject matter and supersedes all prior or contemporaneous communications between the parties concerning such subject matter. Following the Amendment Number One Effective Date, the Agreement (as amended) remains in full force and effect. This Amendment Number One may be executed in counterparts, including facsimile counterparts, each of which will constitute an original, but which collectively will form one and the same instrument. This Amendment Number One will be governed and construed according to the choice of governing and constructive law set forth in the Employee Matters Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment Number One by persons duly authorized as of the date first written above.

IAC/INTERACTIVECORP	MATCH GROUP, INC.

By:/s/ JOANNE HAWKINS                By:/s/ GARY SWIDLER
Name: Joanne Hawkins                 Name: Gary Swidler
Title: Senior Vice President Title: Chief Financial Officer